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                                                             Exhibit 1-A(5)(d)


                         CHILDREN'S TERM INSURANCE RIDER

         IN THIS RIDER, "WE," "OUR" AND "US" MEAN THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY. "YOU" AND "YOUR" MEAN THE OWNER OF THE POLICY AT THE TIME AN OWNER'S RIGHT IS EXERCISED.

         THIS RIDER'S BENEFIT AND ITS COST. We will pay. to the Beneficiary the amount of term insurance in effect on an Insured Child under this rider. upon receiving proof that died on or before the earlier of: (a) the child's 25th birthday; or (b) the Expiry Date of this rider, which is the policy anniversary nearest the insured person's 65th or any earlier termination of the insurance under the policy.

         The amount of term insurance on each Insured Child is $1,000 for each unit of coverage.

         The Policy Information section of the policy or the rider that adds this benefit shows the number of units of coverage. You may ask us to change the number of units subject to our rules then in effect. We will send you a written notice showing each change. The notice is to be attached to and made a part of this rider and the policy. The information in it will supersede the corresponding information in the Policy Information section of the policy or the rider that adds this benefit. We may require you to return the policy and this rider to us to make a change.

         While this rider is in effect, its cost will be a part of the monthly deduction from the Policy Account. its cost is $0.50 a unit per month. If an Insured Child dies during the grace period. we will deduct from the benefits of this rider the part of any overdue monthly deductions for it.

         INSURED CHILD. An Insured Child under this rider is any child at least 15 days old who is:

- a child, stepchild, or legally adopted child of the insured person who is named for coverage in the application for this rider and had not reached his or her 18th birthday on the date of applications or

- a child born to the insured person after the date of the application for this rider; or

- a child legally adopted by the insured person after the date of the application for this rider but before the child's 18th birthday

         BENEFICIARY FOR THIS BENEFIT. The term "Beneficiary" in this rider means only the Beneficiary for the benefit payable at the death of an Insured Child. The term "beneficiary" in other provisions of the policy means only the beneficiary for the benefits payable at the insured person's death.


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         The Beneficiary for the benefit payable at the death of an Insured
Child will be the insured person, if living; if not living, the surviving children of the insured person, unless another Beneficiary for this benefit has been named in the application (or by any later change) and is living at the death of that child. If no Beneficiary under this arrangement is living at an Insured Child's death, the benefit will be paid to that child's estate.

         "SURVIVING CHILDREN OF THE INSURED PERSON" as used in this rider means: (1) surviving children, including legally adopted children) or the insured person, whether or not insured under this rider; and (2) surviving stepchildren who are or have been insured under this rider. If there are two or more surviving children of the insured person, they will share equally.

         You may change the Beneficiary for insurance on an Insured Child while that child is living by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice.

         PAID-UP INSURANCE. If the insured person dies while this rider is in effect, we will issue a paid-up term insurance policy on the life of each surviving Insured Child then insured under this rider. subject to the Suicide Exclusion of this rider. The policy will provide the same term insurance benefits as this rider. Unless otherwise stated in the application or later changed: (1) the owner of the policy will be the Insured Child; and (2) the beneficiary of the policy will be the surviving children of the insured person.

         You have the right to obtain the net cash value of such paid-up insurance. We will furnish information on the available cash value upon your written request.

         CONVERSION PRIVILEGE. You may convert expiring term insurance on an Insured Child to a new policy on the life of that child if all monthly deductions from the Policy have been duly made. You may do this as of the day following the earlier of: the child's 25th birthday; or (b) the Expiry Date of this rider. We will not ask for evidence of insurability, except as stated herein for additional benefit riders.

         The new policy will have an insurance amount equal to the amount of expiring term insurance on the child. Or, if the conversion date is determined by (a) of the paragraph above, you may choose that the insurance amount be up to five times the amount of term insurance on the child. Or, you may choose a lower amount allowed by our rules in effect on the conversion date.

         The Register Date of the new policy will be the conversion date. Premiums for the new policy will be based on our standard rates in effect on that date. They will be for the Insured Child's then attained insurance age. You may choose that the new policy be on any plan of insurance for which it qualifies under our rules then in effect as to plan, amount, age and class of risk.

         You may ask that additional benefit riders be included in the new policy. The issue of any rider will require our consent and evidence of the Insured Child's insurability satisfactory to us.


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         The first premium for the new policy must be received by us on or within 31 days before the conversion date. We will tell you the amount of the first premium for the new policy on request.

         WHEN THIS RIDER WILL TERMINATE.  This rider will not be in effect:

1.   after its Expiry Date;

2. after the end of the grace period, if we have not received an amount sufficient to cover at east 3 monthly deductions; or

3.   if the insurance under this rider is replaced by paid-up insurance.

         You may terminate this rider at the beginning of any policy month by asking for this in advance in writing.

         HOW YOU MAY REINSTATE THIS RIDER. If you reinstate the policy, you may reinstate it with this rider in accordance with the section of the policy entitled "Reinstatement." You must also provide evidence satisfactory to us of the insurability of each child who will be insured under this reinstated rider. No benefit will be payable for any Insured Child who died between the end of the grace period and the date of reinstatement.

         SUICIDE EXCLUSION. If the insured person commits suicide, while sane or insane, within two years after the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy, our liability under this rider will be limited to the payment of a single sum equal to the monthly deductions made for it.

         However, the expiring term insurance on each Insured Child covered by this rider may be converted to a new policy with an insurance amount equal to such term insurance, in accordance with the Conversion Privilege of this rider. This conversion may be made within 31 days after the insured person dies.

         WHEN THIS RIDER IS INCONTESTABLE. We have the right to contest the validity of this rider based on material misstatements made in the application for it. However, the insurance as to each Insured Child included for coverage in the application for this rider will become incontestable after it has been in effect during the lifetime of that child for two years from the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy. All statements made in such application are representations and not warranties.

         HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefits are subject to all the terms of this rider and the policy.

         This rider has no cash or loan value. It does not affect any reserve referred to in the policy.


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         You may choose while an Insured Child is living that any amount to be paid under this rider at the child's death be applied for the benefit of the Beneficiary in accordance with the payment options described in the section of the policy entitled "How Benefits are Paid." If you have not done this, the Beneficiary will have this right upon the death a' fit Insured Child. If you change the Beneficiary, any previous choice of payment options under this rider is cancelled. You may choose a payment option for the new Beneficiary in accordance with such section of the policy.


                  THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY


---------------------------------            ---------------------------------
Stephen P. Horvat, Jr., Secretary            John C. Watson, President


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Form T0111